SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)       July 6, 1997
                                                 ----------------------


                        INTEGRATED HEALTH SERVICES, INC.
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               (Exact Name of Registrant as Specified in Charter)

       Delaware                  1-12306                    23-2428312
(State or Other Jurisdiction   (Commission                   (IRS Employer
     of Incorporation)         File Number)               Identification No.)

 10065 Red Run Boulevard, Owings Mills, Maryland                      21117
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(Address of Principal Executive Offices)                             (Zip Code)

Registrant's telephone number, including area code:       (410) 998-8400

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5.  OTHER EVENTS

         On  July  6,  1997,  Integrated  Health  Services,  Inc.  ("IHS"),  IHS
Acquisition XXIV, Inc., a wholly-owned subsidiary of IHS ("Merger Sub"), and RoTech Medical Corporation ("RoTech") entered into a definitive agreement and plan of merger (the "Agreement") providing for the merger of Merger Sub into RoTech, with RoTech becoming a wholly-owned subsidiary of IHS. RoTech provides comprehensive home healthcare and primary care physician services, principally to patients in non-urban areas. RoTech's home healthcare business provides a diversified range of products and services, with emphasis on respiratory and home infusion services. RoTech currently operates over 600 home health locations and approximately 26 primary care physicians practices.

         Under the terms of the Agreement, which was approved by the Board of Directors of both IHS and RoTech, holders of RoTech common stock ("RoTech Common Stock") will receive for each share of RoTech Common Stock 0.5806 of a share of IHS Common Stock (the "Exchange Ratio"), having a market value of $22.61 based on the closing price of the IHS Common Stock on the last business day prior to the signing of the Agreement. Options to purchase RoTech Common Stock will be converted at the closing into options to purchase IHS Common Stock based on the Exchange Ratio. At June 30, 1997 RoTech had outstanding 26,362,269 shares of RoTech Common Stock and options to purchase 3,469,706 shares of RoTech Common Stock ("RoTech Options"). IHS will issue approximately 15,306,000 shares of IHS Common Stock under the Agreement, and will reserve for issuance approximately 2,014,000 shares of IHS Common Stock issuable upon exercise of RoTech Options. In addition, RoTech's outstanding $110 million of subordinated convertible debentures (the "RoTech Debentures") will become convertible into approximately 2,433,000 shares of IHS Common Stock following the closing at a conversion price of $45.21 per share of IHS Common Stock. At June 30, 1997, IHS had outstanding 25,428,319 shares of IHS Common Stock and options and warrants to purchase approximately 9,513,000 shares of IHS Common Stock, and had reserved for issuance 7,989,275 shares upon conversion of $258,750,000 principal amount of outstanding convertible debentures. IHS will assume approximately $300 million of debt in the transaction, including $110 million of the RoTech Debentures.

         The merger is intended to qualify as a tax free reorganization, as permitted by the Internal Revenue Code, and will be treated as a purchase for accounting and financial reporting purposes. Completion of the transaction, which is expected to occur in the fourth quarter of 1997, is subject to, among other things, approval by each company's stockholders, receipt of required regulatory approvals, consent of senior bank lenders and other customary conditions. Each party may terminate the Agreement if the average trading price of the IHS Common Stock over the 10 trading days ending on the fifth trading day prior to the RoTech stockholders meeting to approve the merger is less than $33.00. The Agreement also provides for the payment of break-up fees under certain circumstances.

         Donaldson Lufkin & Jenrette Securities Corporation acted as financial advisor to IHS in the transaction.

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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (C)  EXHIBITS.

          2 Agreement and Plan of Merger entered into as of July 6, 1997, among Integrated Health Services, Inc., IHS Acquisition XXIV, Inc. and RoTech Medical Corporation.







                                       3

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           INTEGRATED HEALTH SERVICES, INC.

Date: July 10, 1997                        By: /s/ W. Bradley Bennett
                                               ----------------------
                                               Name: W. Bradley Bennett
                                               Title: Executive Vice President -
                                                        Chief Accounting Officer